Exhibit 21.1

LIST OF SUBSIDIARIES OF PRICESMART, INC.

The following table sets forth a list of the Company's subsidiaries as of August 31, 2008:

Name	Jurisdiction of Incorporation or Organization Ownership
Ventures Services, Inc	Delaware	100.0%
PriceSmart Panama, S.A	Panama	100.0%
PriceSmart (Guatemala), S.A	Guatemala	100.0%
Gestiones Mercantiles, S.A	Guatemala	100.0%
PSMT Caribe, Inc	British Virgin Islands	100.0%
PriceSmart El Salvador, S.A. de C.V	El Salvador	100.0%
Inmobiliaria PriceSmart El Salvador, S.A. de C.V	El Salvador	100.0%
Prismar de Costa Rica, S.A	Costa Rica	100.0%
Pricsmarlandco, S.A	Costa Rica	100.0%
Consultant and Development Services, S.A.	Costa Rica	100.0%
PriceSmart Honduras, S.A. de C.V	Honduras	100.0%
PriceSmart Dominicana, S.A	Dominican Republic	100.0%
Inmobiliaria PriceSmart, S.A	Dominican Republic	100.0%
PriceSmart Exempt SRL	Barbados	100.0%
PSMT Trinidad/Tobago Limited	Trinidad/St. Lucia	95.0%
PriceSmart (Trinidad) Limited	Trinidad	95.0%
PS Operations, Ltd	Trinidad	95.0%
PSMT, LLC	U.S. Virgin Islands	100.0%
PriceSmart Holdings, Inc	St. Lucia	100.0%
PSMT (Barbados), Inc	Barbados	100.0%
Island Foods and Distributors, N.V	Aruba	100.0%
PSMT Guam Inc	Guam	100.0%
PriceSmart Jamaica (SL), Inc	St. Lucia	100.0%
PriceSmart (Jamaica) Limited	Jamaica	100.0%
PriceSmart Realty (Jamaica), Ltd	Jamaica	100.0%
PS Exportadora Latinoamerica, S.A. de C.V.	Mexico	100.0%
PSMT Nicaragua (BVI), Inc	British Virgin Islands	100.0%
PSMT Nicaragua, S.A	Nicaragua	100.0%
Inmobiliaria PSMT Nicaragua S.A	Nicaragua	100.0%

* Subsidiaries acquired after August 31, 2008 (see Note 21 – Subsequent Events).
(1) Weinar Resources, Inc.	Panama	100.0%
(2) GolfPark Plaza, S.A.	Panama	50.0%
(3) Plaza Price Alajuela PPA, S.A.,	Costa Rica	50.0%
(4) 3-101-510975, S.A.	Costa Rica	50.0%